Exhibit 99.2

FOR IMMEDIATE RELEASE

Michèle Szynal 760-804-4150 Michele.Szynal@CallawayGolf.com	Brad Holiday 760-931-1771	Eric Struik 760-931-1771

Callaway Golf Announces Successful Completion of Private Offering of

$140 Million of 7.50% Series B Cumulative Perpetual Convertible Preferred Stock;

Initial Purchasers Exercise Over-allotment Option

Company Expects to Maintain Access to Favorable Credit Terms

Solidifies Leadership Position for Improvements in Global Market

Carlsbad, California, June 15, 2009 — Callaway Golf Company (NYSE: ELY) today announced that it has successfully completed its offering of 1,250,000 shares of 7.50% Series B Cumulative Perpetual Convertible Preferred Stock, $0.01 par value, with a liquidation preference of $100 per share. In addition, the Company announced that the initial purchasers exercised the option to purchase an additional 150,000 shares of preferred stock to cover over-allotments in full, bringing the total amount of the preferred stock sold to $140 million. The Company will pay cumulative dividends on the preferred stock from the date of original issue at a rate of 7.50% per annum of the $100 liquidation preference per share, subject to adjustment in certain circumstances. Lazard Capital Markets LLC acted as the sole book-running manager of the offering, and Raymond James & Associates, Inc. and Stifel, Nicolaus & Company, Inc. acted as co-managers. Callaway intends to use the net proceeds of approximately $134 million to pay down a portion of its revolving line of credit, which the Company believes will enable it to retain the credit facility’s currently favorable terms and avoid the need for an amendment of such terms.

“We are very pleased with the strong response that the market gave this offering and believe it reflects our investors’ confidence in Callaway’s long-term growth prospects,” said George Fellows, President and CEO of Callaway Golf Company. “Callaway has continued to maintain or grow market share in a challenging environment and with a strengthened balance sheet, the Company is well positioned to quickly take advantage of opportunities as the economy recovers. We enjoy worldwide brand equity and have a proven history of innovation, which is reflected by Callaway’s dedicated followers in more than 100 countries. This global reach and geographic diversity allows the Company to find opportunities in regions throughout the world.”

The preferred stock will be convertible, at the holder’s option, in certain circumstances, into common stock of Callaway at an initial conversion rate of 14.1844 shares of Callaway’s common stock per share of preferred stock, which is equivalent to an initial conversion price of approximately $7.05 per share.

The Company may also elect, on or prior to June 15, 2012, to mandatorily convert some or all of the preferred stock into shares of Callaway’s common stock if the closing price of the Company’s common stock has exceeded 150% of the conversion price for at least 20 of the 30 consecutive trading days ending the day before the Company sends the notice of mandatory conversion. If the Company elects to mandatorily convert any preferred stock, it will make an additional payment on the preferred stock equal to the aggregate amount of dividends that would have accrued and become payable through and including June 15, 2012, less any dividends already paid on the preferred stock.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities (including the shares of common stock into which the securities are convertible) and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The preferred stock and the underlying common stock issuable upon conversion have not been registered under the Securities Act or any applicable state securities laws and may not be offered or sold in the United States, absent registration or an applicable exemption from such registration requirements.

About Callaway Golf

Through an unwavering commitment to innovation, Callaway Golf Company (NYSE: ELY) creates products and services designed to make every golfer a better golfer. Callaway Golf Company manufactures and sells golf clubs and golf balls, and sells golf accessories, under the Callaway Golf® , Odyssey®, Top-Flite®, Ben Hogan® and uPro™ brands in more than 100 countries worldwide. For more information please visit www.callawaygolf.com or Shop.CallawayGolf.com.

Important Notice Regarding Forward-Looking Statements

The statements in this press release regarding the proposed use of proceeds and the line of credit are forward-looking statements that involve risks and uncertainties, including, but not limited to, market conditions, a significant decline in revenues or further weakening of economic conditions and foreign currency exchange rates and the Company’s ability to comply with the financial covenants of its line of credit. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those stated in any forward-looking statements based on a number of factors. For additional information concerning these and other risks and uncertainties that could affect these statements and the Company’s business, see the Company’s Current Report on Form 8-K, filed on June 8, 2009, as well as other risks and uncertainties detailed from time to time in the Company’s reports on Forms 10-K, 10-Q and 8-K subsequently filed from time to time with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.